Exhibit 4.7

2022 Stock Option and Restricted Stock Plan Restricted Stock Grant Agreement

Digital Ally, Inc.

I.	Notice of Restricted Stock Grant:

Grantee’s Name and Address:	______________ 14001 Marshall Drive Lenexa, KS 66215

You have been granted restricted shares of Common Stock of the Company, subject to the terms and conditions of the Plan and this Restricted Stock Grant Agreement, as follows:

Date of Grant:	January __, 2023

Market Value per Share:	$_____ (closing share price on date of grant).

Total Number of Shares Granted:	___________.

Total Value of Grant:	$___________ (number of shares multiplied by closing share price on date of grant).

Vesting Schedule:	The restricted shares of Common Stock will vest as follows:

● Fifty percent (50.00%), or _______ shares, vests on January __, 2024.

● Fifty percent (50.00%), or _______ shares, vests on January __, 2025.

2022 Stock Option and Restricted Stock Plan

Restricted Stock Grant Agreement

Digital Ally, Inc.

This Restricted Stock Agreement (this “Restricted Stock Agreement) is dated January __, 2023 between Digital Ally, Inc., a Nevada Company (the “Company”) and _______________ (the “Recipient”). Unless otherwise defined herein, the terms defined in the Digital Ally, Inc. 2022 Stock Option and Restricted Stock Plan (the “Plan”) shall have the same defined meanings in this Agreement.

1.	Grant. The Company hereby grants a Restricted Stock Award (the “Award”) with respect to ____________ (___,____) shares of common stock, $0.001 par value (“Common Stock”) of the Company (the “Shares”), all in accordance with and subject to the Plan and the following terms and conditions.

2.	Grant Date; Value. This Award was made as of January __, 2023 (the “Date of Grant”). The value of the Award is $__________, calculated as the Shares multiplied by $__.__,the closing price per share on the Date of Grant.

3.	Custody of Restricted Stock. The Shares granted hereunder may be evidenced in such manner as the Company shall determine. The Shares may be held, along with any stock dividends and other non-cash distributions relating thereto, in custody by the Company or an agent for the Company until it shall become vested. If any certificates are issued for the Shares, the certificates will bear an appropriate legend as determined by the Company referring to the applicable restrictions. Upon the vesting of the Shares pursuant to the terms hereof and the satisfaction of any withholding tax obligations described below, the Recipient will receive vested shares of Common Stock.

4.	Vesting Requirements. This Award shall become vested in accordance with the schedule set forth below:

Vesting Date	% of Shares Becoming Vested

January __, 2024	Fifty percent (50.00%), or (__,000 shares)

January __, 2025	Fifty percent (50.00%), or (__,000 shares)

5.	Accelerated Vesting. Notwithstanding the vesting schedule reflected in the preceding Section 4, “Vesting Requirements,” or Section 7, “Termination of Employment,” in the event of a Change in Control all restrictions imposed on any then-restricted Shares shall terminate (such that any Shares shall vest and become fully transferable) immediately prior to any such event. A “Change in Control” means (i) one party alone, or acting with others, has acquired or gained control over more than fifty percent (50%) of the voting shares of the Company; or (ii) the Company merges or consolidates with or into another entity or completes any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or (iii) a majority of the Company’s Board of Directors is replaced and/or dismissed by the shareholders of the Company without the recommendation of or nomination by the Company’s current Board of Directors; or (iv) the Company’s Chief Executive Officer (the “CEO”) is replaced and/or dismissed by shareholders without the approval of the Company’s Board of Directors; or (v) the Company sells, transfers or otherwise disposes of all or substantially all of the consolidated assets of the Company and the Company does not own stock in the purchaser or purchasers having more than fifty percent (50%) of the voting power of the entity owning all or substantially all of the consolidated assets of the Company after such purchase.

6.	Rights as Shareholder. The Recipient will have the right to vote the Shares and to receive any cash dividends. However, stock dividends, stock rights or others securities issued with respect to the Shares shall subject to the same restrictions as exist regarding the original Shares.

7.	Termination of Employment. If the Recipient ceases to be an employee of the Company for any reason, including, without limitation, death, disability, termination for cause or without cause or voluntary separation, the Shares granted to the Recipient that have not vested prior to such time will no longer vest, and any such Shares, if issued, shall be returned to the Company for cancellation, and neither the Recipient nor his or her heirs, executors, administrators or successors shall have any right or interest in any of such unvested restricted stock.

8.	No Guarantee of Employment. Recipient acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing service as an employee at the will of the Company and not through the act of being granted the Award. The Recipient further acknowledges and agrees that this Restricted Stock Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued retention as an employee for the vesting period, for any period, or at all, and shall not interfere with the Recipient’s right or the Company’s right to terminate the Recipient’s service as an employee at any time, with or without cause.

9.	Award Not Transferable. The Shares are not transferable except by will or the laws of descent and distribution, and may not be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

10.	Conformity to Securities Laws. The Recipient acknowledges that the Plan is intended to conform, to the extent necessary, with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, the Plan shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Restricted Stock Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

11.	Tax Withholding. The Company may require, as a condition to the vesting of any shares of the Shares, that the Recipient concurrently pay to the Company any taxes which the Company is required to withhold by reason of such vesting. In lieu of part or all of such payment, the Recipient may request, subject to such rules and regulations as the Board may adopt from time to time, that the Company withhold a portion of the shares otherwise becoming vested to defray all or a portion of any applicable taxes, or request that the Company withhold the required amounts from other compensation, if any, payable to the Recipient.

12.	Restricted Stock Legend. While the Recipient is a member of the Board of Directors of the Company or otherwise an Affiliate of the Company, the stock certificates evidencing the Shares shall indicate that the Shares are restricted stock.

13.	Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Restricted Stock Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and the Recipient. This Restricted Stock Agreement is governed by Nevada law except for that body of law pertaining to conflict of laws.

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By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Restricted Stock Agreement. The Recipient has reviewed the Plan and this Restricted Stock Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Agreement and fully understands all provisions of the Plan and Restricted Stock Agreement. Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors upon any questions relating to the Plan and Restricted Stock Agreement. The Recipient further agrees to notify the Company upon any change in the residence address indicated below.

RECIPIENT:	DIGITAL ALLY, INC.

By:
Signature		Signature

Thomas J. Heckman
Print Name

Residence Address
	Title:	CFO, Treasurer & Secretary

CONSENT OF SPOUSE

The undersigned spouse of Recipient has read and hereby approves the terms and conditions of the Plan and this Restricted Stock Agreement. In consideration of the Company’s granting his or her spouse the right to purchase Shares as set forth in the Plan and this Restricted Stock Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Restricted Stock Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or this Restricted Stock Agreement.

Spouse of Recipient